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                                                                 Exhibit 10.47

                    [LETTERHEAD OF XEROX COLORGRAFX SYSTEMS]

XEROX
COLORGRAFX
SYSTEMS

July 31, 1998

Display Arts, Inc.
1425 Elm Hill Pike
Nashville, TN 37210

Attn: Don McNamee

         *Important information about your ColorgrafX Service Contract*

Dear Customer:

As you may know from previous communications, Xerox ColorgrafX Systems is in the process of migrating our administrative and service contract functions into mainline Corporate Xerox. We're taking these steps in an effort to increase our customer satisfaction levels and to bring our processes into conformance with Xerox standards.

This letter serves as official notification to your company regarding some changes you will be experiencing with respect to your Full Service Maintenance
Agreement:

=> All future contact renewal notifications will be sent to you 60 days prior to your contact expiration date.

=> Your Full Service Maintenance Agreement will be automatically renewed unless you provide written cancellation notification within the 60 day period prior to your contract expiration date. The Xerox contact name and telephone number will be provided with the renewal notification that you receive.

=> The Terms and Conditions for all ColorgrafX service contracts will be subject to the standard Xerox Terms and Conditions which are attached for your review. These Terms and Conditions are exactly the same as associated with other Xerox equipment you may possess.

Please ensure that this information is passed along to the appropriate individuals within your company. Xerox ColorgrafX values your business; and we thank you for your patience during this migration period.

If you have questions about your service contract or your billing method, please call the Xerox Customer Care Line at 1-800-822-2502 (Monday to Friday, 7 a.m. till 6 p.m. ET). Please have your serial number available when you place your call.

Sincerely,


/s/ Kathy Rock

Kathy Rock
Service Contract Administration

Enclosure

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REFERRAL TERMS: The following terms apply to all sale and maintenance transactions:

1. PRODUCTS. "Products" refers to all equipment ("Equipment"), as well as software, and supplies ordered under this Agreement. You represent that the Products will not be used primarily for personal, household or family purposes.

2. PAYMENT. Payment is due when you receive our invoice. All applicable taxes shall be added to your payment amount (unless you provide proof of your tax-exempt status) including, but not limited to, sales and use, rental, excise, gross receipts and occupational or privilege taxes.

3. BASIC SERVICES. Xerox will provide the following Basic Services under an express warranty or maintenance agreement:

A. REPAIRS AND PARTS. Xerox will make adjustments and repairs necessary to keep Equipment in good working order. Parts required for repair may be new, reprocessed, or recovered. All replaced parts/materials will become Xerox' property at its option.

B. HOURS AND EXCLUSIONS. Unless otherwise stated, Basic Services will be provided during Xerox' standard working hours (excluding Xerox-recognized holidays) in areas within the United States, its territories, and possessions open for repair service for the Equipment at issue. Basic Services shall cover repairs and adjustments required as a result of normal wear and tear or defects in materials or workmanship (and shall specifically exclude repairs or adjustments Xerox determines to relate to or be affected by the use of non-Xerox alterations, relocation, service, supplies, or consumables).

C. INSTALLATION SITE AND METER READINGS. The equipment installation site must conform to Xerox' published requirements. If applicable, you must provide meter readings in a manner prescribed by Xerox. If you fail to provide timely readings, Xerox may estimate them and bill you accordingly.

D. OPTIONS AND ACCESSORIES. If you operate options or accessories (including network servers required for Equipment functionality) in association with the Equipment, you agree to contract with Xerox for equivalent, coterminous service on them (if available).

E. REMEDY. If Xerox is unable to maintain the Equipment as described above, Xerox will, as your exclusive remedy, replace the Equipment with an identical product or, at Xerox' option, another product of equal or greater capabilities. This replacement product shall be subject to these same terms and conditions.

F. CARTRIDGE PRODUCTS. If Xerox is providing Basic Services for a cartridge product (and unless you have entered into a Standard Maintenance Agreement as described below), you agree to use only unmodified cartridges purchased directly from Xerox or its authorized resellers in the United States.

G. OPERATOR MAINTENANCE PROCEDURES FOR DOCUCOLOR 70 & MICR EQUIPMENT. If Xerox is providing Basic Services for your DocuColor 70 or MICR Equipment, you agree to perform all operator maintenance procedures set forth in the DocuColor 70 Printer Operator Guide or MICR Customer Maintenance Guide (including the purchase of all referenced parts, tools, and supplies) and, for MICR equipment, to provide Xerox' service personnel with the use of
      (1) a Xerox-approved Magnetic Signal Level Tester and (2) a Position and Dimension Gauge.

H. PC/WORKSTATION REQUIREMENTS. In order to receive Basic Services and/or Software Support for equipment requiring connection to a PC or workstation, you must utilize a PC or workstation that either (1) has been provided by Xerox or (2) meets Xerox' published specifications.

4. INTELLECTUAL PROPERTY INDEMNITY. Xerox will defend and indemnify you if any Product infringes someone else's U.S. intellectual property rights provided you promptly notify Xerox of the alleged infringement and permit Xerox to direct the defense. Xerox is not responsible for any non-Xerox litigation expenses or settlements unless it preapproves them in writing. To avoid infringement, Xerox may modify or substitute an equivalent Product, refund the price paid for the Product (less the reasonable rental value for the period it was available to you), or obtain any necessary licenses. Xerox is not liable for any infringement-related liabilities outside the scope of this paragraph including but not limited to infringement based upon a Product being modified to your specifications or being used or sold with products not provided by Xerox.

5. LIMITATION OF LIABILITY AND ASSIGNMENT. Neither party shall be liable to the other for any direct damages in excess of one million dollars nor for any special, indirect, incidental, consequential or punitive damages arising out of or relating to this Agreement, whether the claim alleges tortious conduct (including negligence) or any other legal theory. In addition, XEROX DISCLAIMS THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. You may not assign any rights or obligations under this Agreement without Xerox' prior written consent.

6. ENTIRE AGREEMENT, GOVERNING LAW, AND ENFORCEMENT. This Agreement constitutes the entire agreement as to its subject matter, supersedes all prior and contemporaneous oral and written agreements, and shall be construed under the laws of New York State (without regard to conflict-of-law principles). All changes to this Agreement must be made in a writing signed by both parties; accordingly, any terms on your ordering documents shall be of no force or effect. In any action to enforce this Agreement, the parties agree to waive their right to a jury trial and to pay the prevailing party's costs and expenses, including reasonable attorneys' fees.

7. ASSIGNMENT BY XEROX. In the event Xerox assigns any of its obligations under this Agreement, it shall remain primarily responsible for their performance; any claim or defense you have relating to these obligations must be asserted only against Xerox and not its assignee.

SALE TERMS: The following additional terms apply only to sale transactions:

8. TITLE, RISK, AND RELOCATION. For Equipment purchased outright, title will pass to you upon payment in full and risk of loss will pass to you upon installation (except for products designated as Customer Installable for which risk of loss will pass upon shipment from a Xerox-owned facility). For Equipment purchased on an installment basis, title and risk of loss will pass to you upon installation (except for products designated as Customer Installable for which title and risk of loss will pass upon shipment from a Xerox-owned facility). Until you have paid for the Equipment in full, all Equipment relocations must be arranged (or approved in advance) by Xerox.

9. WARRANTY. My warranty to which you are entitled shall commence upon installation (except for products designated as Customer Installable for which the warranty will commence upon shipment from a Xerox-owned facility). Warranty coverage for your cartridge products is conditioned upon your using only unmodified cartridges purchased directly from Xerox or its authorized resellers in the United States.

10. CARTRIDGES. In order to enhance equipment reliability, Xerox has designed the cartridge used in some equipment models to cease functioning alter a predetermined number of impressions (for further details, please see the packaging with which your cartridges are delivered). In addition, certain cartridges are sold as Environmental Partnership cartridges; you agree these cartridges shall remain Xerox property and that you will return them to Xerox for remanufacturing once you have run them to their cease-function point.

11. EQUIPMENT STATUS. Unless you are acquiring Previously Installed Equipment, Equipment will be either (a) "Newly Manufactured," which has been factory produced and contains new, reprocessed, and/or recovered parts; (b) "Remanufactured," which has been factory produced following disassembly to a Xerox predetermined standard and contains new, reprocessed, and/or recovered parts; or (c) "Factory Produced New Model," which is a model no more than 3 years did that has been factory produced and newly serialized with additional features and/or functions following disassembly to a Xerox predetermined standard and contains new, reprocessed, and/or recovered parts.

12. DELIVERY AND REMOVAL CHARGES. Xerox will be responsible for all standard costs associated with on-site delivery or removal (while you will be responsible for any non-typical delivery or removal expenses).

13. CREDIT HISTORY. As part of this transaction, Xerox may investigate your credit history. Unless you have already paid in full, and even if Products have been delivered, Xerox may, within 60 days following its acceptance of this Agreement, revoke the Agreement if your credit approval is denied.

14. PREPAYMENT AND BREACH OF INSTALLMENT SALES. You may prepay your remaining principal balance on Equipment purchased on an installment basis at any time, thereby eliminating your obligation to pay future finance charges. If you breach this Agreement with regard to such Equipment, Xerox may, in addition to any of its other remedies, require immediate payment of the entire unpaid principal balance.

15. INSURANCE AND SECURITY INTEREST ON INSTALLMENT-PURCHASED EQUIPMENT. You agree to maintain fire, theft and extended coverage insurance on Equipment purchased on an installment basis (which shall name Xerox as an additional insured). Until you make your final installment payment for this Equipment, Xerox shall have a purchase money security interest in it. You hereby authorize Xerox or its agents to execute on your behalf all documents necessary to perfect this interest.

MAINTENANCE TERMS: The following additional terms apply only to maintenance transactions:

16. PRICING CHANGES FOR MULTI-YEAR AGREEMENTS. Xerox may annually adjust the Monthly Base and Print Charges established under your multi-year maintenance agreement, each such increase not to exceed 10%. (For

[ILLEGIBLE] local government customers, this adjustment shall take place at the commencement of each of your annual contract cycles.)

[ILLEGIBLE] COMMENCEMENT, EXPIRATION, AND BREACH. Maintenance agreements will commence at the end of any warranty period and expire on the last day of the 12th, 24th, 36th, 48th or 60th full calendar month thereafter, as applicable. If you breach this maintenance agreement, Xerox may, in addition to its other remedies, require immediate payment of all amounts then due and reasonable liquidated damages to be calculated as either the remaining Minimum Monthly Maintenance Payments in the Agreement's then-current term or 6 such payments for one-year agreements (and 12 such payments for multi-year agreements), whichever is less. The Minimum Monthly Maintenance Payment shall consist of (1) any Monthly Base Charge and (2) any Monthly Minimum Number of Prints multiplied by the applicable Meter 1 Print Charge(s).

18. RENEWAL. Each maintenance agreement will be renewed automatically for successive terms of the same number of months as the initial term unless a written notice of cancellation is received from you (or provided to you by Xerox) prior to expiration of the then-current term. Pricing for this renewal term shall be at Xerox' then-current published pricing.

19. BILLING. Minimum Monthly Maintenance Payments are billed in advance, with additional Print Charges billed in arrears. For full-color equipment, color prints are counted on Meter 1.

SOFTWARE TERMS: The following additional terms apply only to transactions covering Application Software and/or Xerox-brand Printing System, DocuTech, Color, High-Volume and Digital Copier-Duplicator, or Document Centre Products:

20. SOFTWARE LICENSE. The following terms apply to copyrighted software and the accompanying documentation, including but not limited to operating system software, provided with or within the Equipment ("Base Software") as well as software specifically set out as "Application Software" on the face of this Agreement. This license does not apply to any Diagnostic Software nor to any software and accompanying documentation made subject to a separate license agreement.

A. Xerox grants you a non-exclusive, non-transferable license to use the Base Software only on or with the Equipment with which (or within which) it was delivered and to make one back-up copy. For Application Software, Xerox grants you a non-exclusive, non-transferable license to use this software on any single unit of equipment you desire along with the right to make one back-up copy for as long as you are current in the payment of any indicated software license fees (including the Annual Renewal Fees, if any). You have no other rights to the Base or Application Software and, in particular, may not (1) distribute, modify, create derivatives of, decompile, or reverse engineer the Base or Application Software, or (2) allow others to engage in same. Title to the Base and Application Software, any back-up copy of it, and all copyrights and other intellectual property rights in it, shall at all times reside solely with Xerox and/or its licensors.

B. Xerox may terminate your license for any Base Software (1) immediately if you no longer use or possess the Equipment or are a lessor of the Equipment and your first lessee no longer uses or possesses it or (2) upon the date of termination of any agreement under which you have rented or leased the Equipment.

C. If you transfer possession of the Equipment, Xerox will offer the transferee a license to use the Base Software on or with it, subject to Xerox' then-applicable terms and license fees, if any, and provided the transfer is not in violation of Xerox' rights.

D. Xerox warrants that the Base and Application Software will perform in material conformity with its published specifications for a 90-day period from the date it is delivered or, for software installed by Xerox, the date of software installation. Neither Xerox nor its licensors warrant that the Base or Application Software will be free from errors or that its operation will be uninterrupted.

21. SOFTWARE SUPPORT. During the period that Xerox provides Basic Services for the Equipment, Xerox will also provide software support for the Base Software under the following terms. For Application Software, Xerox will provide this same level of support provided you are current in the payment of all initial License and Annual Renewal Fees (or, for programs not requiring Annual Renewal Fees, the payment of the Initial License Fee and the annual "Support Only"
Fees):

A Xerox will assure that Base and Application Software performs in material conformity with its published specifications and will maintain a toll-free hotline during standard business hours for responding to questions regarding Base and Application Software.

B. Xerox may make available new releases of the Base or Application Software that exclusively incorporates coding error fixes ("Maintenance Releases"). Maintenance Releases are provided at no charge and must be implemented within six (6) months after being made available to you. Each new Maintenance Release accepted by you shall be considered Base or Application Software governed by the Software License terms.

C. Xerox will use reasonable efforts, either directly and/or with its vendors, to resolve coding errors or provide workarounds or patches, provided you report problems in the manner specified by Xerox.

D. Xerox shall not be obligated to remedy coding errors if you have made modifications to the Base or Application Software.

E. Xerox may annually adjust the Annual Renewal and Support-Only Fees, each such increase not to exceed 10%. (For state and local-government customers, this adjustment shall take place at the commencement of each of your annual contract cycles.)

22. DIAGNOSTIC SOFTWARE. Software used to maintain the Equipment and/or diagnose its failures or substandard performance (collectively "Diagnostic Software") is embedded in, resides on, or may be loaded onto the Equipment. The Diagnostic Software and method of entry or access to it constitute valuable trade secrets of Xerox. Title to the Diagnostic Software shall at all times remain solely with Xerox and/or Xerox' licensors. You agree that (1) your acquisition of the Equipment does not grant you a license or right to use the Diagnostic Software in any manner and (2) that unless separately licensed by Xerox to do so, you will not use, reproduce, distribute, or disclose the Diagnostic Software for any purpose (or allow third parties to do so). You agree at all times (including subsequent to the expiration of this Agreement) to allow Xerox to access, monitor, and otherwise take steps to prevent unauthorized use or reproduction of the Diagnostic Software.

GOVERNMENTAL TERMS: The following additional terms apply only to state and local government customers:

23. GOVERNMENT CUSTOMER TERMS

A. FUNDING. You state that it is your intent to make all payments required under this Agreement. In the event that (1) through no action initiated by you your legislative body does not appropriate funds for the continuation of this Agreement for any fiscal year after the first fiscal year and has no funds to do so from other sources and (2) you have made a reasonable but unsuccessful effort to find a viable assignee within your general organization who can continue this Agreement, this Agreement may be terminated. To effect this termination, you shall, 30 days prior to the beginning of the fiscal year for which your legislative body does not appropriate funds, send Xerox written notice stating that your legislative body failed to appropriate funds and that you have made the required effort to find an assignee. Your notice must be accompanied by payment of all sums then owed Xerox under this Agreement and must certify that the canceled Equipment is not being replaced by equipment performing similar functions during the ensuing fiscal year. In addition, you agree at your expense to return the Equipment in good condition to a location designated by Xerox and that, when returned, the Equipment will be free of all liens and encumbrances. You will then be released from your obligations to make any further payments to Xerox (with Xerox retaining all sums paid to date).

B. TAX TREATMENT. This Agreement has been accepted on the basis of Xerox claiming any interest paid by you as exempt from federal income tax under
      Section 103(c) of the Internal Revenue Code of 1986. Should Xerox lose the benefit of this exemption as a result of your failure to comply with or be covered by Section 103(c) or its regulations, then, subject to the availability of funds and upon demand by Xerox, you shall pay Xerox an amount equal to its loss in this regard.

C. ASSIGNMENT. Notwithstanding any provisions in this Agreement to the contrary, Xerox may not sell, assign or transfer this Agreement, and any attempted sale, assignment or transfer shall be void and without effect.

D. PAYMENT AND BILLING. Your payment is due within 30 days of our invoice date. All maintenance charges under this Agreement will be billed in arrears.

ADDITIONAL TERMS: The following additional terms apply only to the extent that you have agreed to one or more of the options described below:

24. PREPAID INVOICE. If this option has been selected, you will not be required to pay your Monthly Installment Sale Payment during the initial number of months indicated.

25. SUPPLIES INCLUDED IN BASE/PRINT CHARGES. If this option has been selected, Xerox will provide you with Black Toner, Black Developer, Copy Cartridges, and Fuser ("Consumable Supplies") throughout the term of your Maintenance Agreement. For full-color Equipment, Consumable Supplies shall also include Color Toner and Developer. You agree that the Consumable

[ILLEGIBLE] are Xerox property until used by you, that you will use them only with [ILLEGIBLE] equipment, that you will return all cartridges to Xerox for remanufacturing [ILLEGIBLE] they have been run to their cease-function point, and that you will return any unused Consumable Supplies to Xerox at the end of this Maintenance Agreement. Should your use of Consumable Supplies exceed the typical use pattern (as determined by Xerox) for these items by more than 10%, you agree that Xerox shall have the right to charge you for any such excess usage.

26. REPLACEMENT/MODIFICATION OF PRIOR XEROX AGREEMENT. If this option has been selected, this Agreement will replace or modify a prior agreement between you and Xerox covering the specified equipment. If it is a replacement agreement, the prior agreement shall be null and void. If it is a modification, the prior agreement shall remain in effect except that any new terms presented in this modification agreement (e.g., price, duration, configuration) shall take precedence over the prior terms for the balance of the Agreement. If this agreement provides an addition or upgrade to the specified equipment, all included parts and assemblies shall included within any maintenance agreement covering the specified equipment. All parts or assemblies removed as part of an upgrade shall become the property of Xerox.

27. XEROX AS FINANCIAL INTERMEDIARY. If this option has been selected, you are purchasing on an installment basis specifically identified products that were selected by you and that are not sold by Xerox in the normal course of its business (i.e., goods for which Xerox is acting as a Financial Intermediary). With regard to these products, you agree that Xerox is selling them to you "As Is" and without warranty or liability (either direct or indirect) of any kind. As such, and with regard to these products, YOU HEREBY WAIVE THE IMPLIED WARRANTY OF MERCHANTABILITY. Xerox assigns to you, to the extent assignable, any warranty rights it has to these products (which rights shall revert to Xerox if you breach this agreement). You agree (a) that these products are not covered by Xerox' obligation to provide Basic Services; (b) to maintain a service agreement for these products with a service provider acceptable to Xerox throughout this Agreement's term; (c) to pay all personal property taxes related to these products; and (d) to assign to Xerox any rights you have to these products until title shall pass from Xerox to you (which, subject to any software licenses surrounding the acquisition of these products, shall occur when you obtain title to all Xerox Equipment covered by this Agreement).

28. FINANCED SOFTWARE TOTAL. If this option has been selected, the initial license fees for any Application Software set forth in this Agreement shall be included in the amount financed on an installment basis and be paid for through your Monthly Installment Sale Payments. If you breach this software license or any of your obligations regarding the Equipment, the full amount of the initial license fees shall be immediately due and payable.

29. FINANCED SUPPLIES TOTAL. If this option has been selected, the cost of any supplies you have purchased under this Agreement shall be included in the amount financed on an installment basis and shall be paid for through your Monthly Installment Sale Payments. If you breach any of your obligations regarding the Equipment, the full amount of the supply costs shall become immediately due and payable.

30. REFINANCE OF PRIOR AGREEMENT. If this option has been selected, the balance of your prior agreement with Xerox or a third-party (as identified in the Installment Sales Information section of this Agreement) shall be included in the amount financed on an installment basis and shall be paid for through your Monthly Installment Sale Payments. If your prior agreement is with a third-party, you hereby acknowledge that you have the right to terminate the agreement and agree to provide a statement from the third-party identifying the equipment at issue and the amount to be paid off (as well as a statement from you identifying the payee and mailing address for your payoff check). If your prior agreement was with Xerox, the use of this refinance option shall render your prior agreement null and void. If you breach this Agreement, the full amount of your prior agreement balance shall be immediately due and payable.

31. ADJUSTMENT PERIOD. If this option has been selected, the amount you pay Xerox to maintain the Equipment will be adjusted in accordance with the information contained in the Adjustment Period portion of this Agreement; as a result, your initial monthly maintenance payments shall be different from those payable during the balance of this Agreement.

32. K-16 BILLING SUSPENSION. If this option has been selected, your Minimum Monthly Maintenance Payment and Print Charges will be suspended each year during the months indicated. During these months, you agree (a) not to use the Equipment; (b) that Xerox shall not be responsible for maintaining it; and (c) that if you request Xerox to provide maintenance service during this period you will be responsible for paying any suspended monthly bills.

33. TRADE-IN EQUIPMENT. If this option has been selected, you are providing equipment to Xerox as part of this Agreement ("Trade-In Equipment") and the following shall apply:

A. TITLE TRANSFER. You warrant that you have the right to transfer title to the Trade-In Equipment and that it has been installed and performing its intended function for the previous year at the address where the replacement equipment is to be installed. Title and risk of loss to the Trade-In Equipment shall pass to Xerox when Xerox removes it from your premises.

B. CONDITION. You warrant that the Trade-In Equipment is in good working order, has not been modified from its original configuration (other than by Xerox), and has a UL label attached. You agree to maintain the Trade-In Equipment at its present site and in substantially its present condition until removed by Xerox.

C. ACCRUED CHARGES. You agree to pay all accrued charges for the Trade-In Equipment up to and including payment of the Final Principal Payment Number and to pay all maintenance, administrative, supply, and finance charges for this equipment through the date title passes to Xerox.

34. RUN LENGTH PLAN. If this option has been selected, the first ten prints of each original (per run) are recorded and billed on both meters with all subsequent prints recorded and billed on Meter 1 only. (Note that if a 5090 covered by this plan has its document handler left open, all affected copies will be recorded and billed on both meters.)

35. FIXED PRICE PLAN. If this option has been selected, Xerox will forego its right to increase the amount you pay Xerox to maintain the Equipment throughout the initial term of this Agreement.

36. PER-FOOT PRICING. If this option has been selected, all Print Charges will be billed on a per-foot basis, with each linear foot equal to one print.

37. ANNUAL CHARGE PLAN. If this option has been selected, the Base Charge for your maintenance plan will be billed annually in advance.

38. EXTENDED SERVICE HOURS. If this option has been selected, Xerox will provide Basic Services during the hours indicated, with the first number establishing the number of eight-hour shifts covered and the second establishing the days of the week (e.g., 2 x 6 would provide service from 8:00 AM. to 11:59 P.M., Monday through Saturday). The cost of this enhanced service coverage will be billed separately and, as such, is not included in your Minimum Monthly Maintenance Payment or Print Charges.

39. COMPETITIVE REPLACEMENT PROGRAM. If this option has been selected, Xerox will provide you with the discount indicated in exchange for your agreement to return a unit of non-Xerox equipment you are currently leasing (the "Competitive Equipment") to its Lessor. In doing so, you acknowledge that the Equipment you are acquiring under this Agreement is replacing the Competitive Equipment and that your agreement with its Lessor allows you to return the Competitive Equipment at this time.

40. STANDARD MAINTENANCE AGREEMENT. If this option has been selected, Xerox will provide Basic Services for the Equipment subject to your payment of the indicated annual charge (which in all cases is nonrefundable) along with a standardized per-call charge established by Xerox (which is subject to adjustment by Xerox at its discretion).

41. ATTACHED ADDENDA. If this option has been selected, you acknowledge that one or more specified addenda (as indicated) have been provided to you. These addenda, which provide additional terms relevant to the transactions covered hereunder, are hereby fully integrated into this Agreement.

42. NEGOTIATED CONTRACT. If this option has been selected, this Agreement is subject to the terms contained in the identified Negotiated Contract. If the terms contained in this Agreement conflict with those contained in the Negotiated Contract, the terms of the Negotiated Contract shall prevail.

[LOGO]
XEROX
COLORGRAFX
SYSTEMS

                                    FAX FORM

TO/NAME: Don McNamee                               FAX#: 615-742-3868
COMPANY: Display Arts                              LOCATION: Nashville

================================================================================

FROM: KATHY ROCK                                   DEPT: CUSTOMER ADMIN.

FAX#: (408) 229-3606                               PHONE: 800-247-4412 x3147
      (408) 229-3697                               Intelnet: 8*935-

DATE: March 25, 1998

SUBJECT: Service Contract Proposal

================================================================================

PAGE: 1 OF 3 (including this sheet)

Hi Don:

Please sign the attached proposal and re-fax it to me at 408-229-3606. If you have any questions, give me a call.

Thanks
Kathy

     P.O. Box 210061 o 5853 Rue Ferrari o San Jose, California o 95151-0061
                      o (408) 225-2800 o (408) 229-3697 Fax

Kathy Rock 408-229-3606

XEROX COLORGRAFX SYSTEMS, INC.                        PROPOSAL AND AGREEMENT FOR
5853 Rue Ferrari                                            HARDWARE MAINTENANCE
P.O. Box 210061
San Jose, CA 95151-0061
800-247-4412

                                                                   -------------
                                                                   QUOTE NO.
--------------------------------------------------------------------------------
OFFICE NO   OFFICE LOCATION    ZONE     CONTRACT                   CONTRACT NO.
 429041        Nashville        1          |_| NEW     XXX RENEWAL
--------------------------------------------------------------------------------
LAST YEARS P.O. - For Reference Only    BILLING PERIOD
                                            XX MONTHLY |_| QUARTERLY |_| ANNUAL
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BILL TO CUSTOMER NO.                    SITE LOCATION CUSTOMER NO.

    135067                                  135067
    Display Arts Inc.                       Display Arts Inc.
    1425 Elm Hill Pike                      1425 Elm Hill Pike
    Nashville, TN 37210                     Nashville, TN 37210
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BUYER/TELEPHONE NO.                     END USER/TELEPHONE NO.
                                          Don McNamee 615-742-1425
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ITEM      DESCRIPTION        MODEL      SERIAL      UNIT PRICE*   EXTENDED PRICE
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1       PTR, 300 dpi, 54"   8954-3T    C0R001813     1,180.00        14,160.00

        PRICING FIRM FOR 30 DAYS
        ALL ACCESSORIES ARE INCLUDED IN FLAT RATE
        PRICING.
        Annual contracts receive a 5% discount.
        To place a Service Call, please call 1-800-247-4412.
        PREINSPECTION MAY BE REQUIRED.
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TAX EXEMPT STATUS  *Unit price based on        TOTAL
(Attach Exemption  billing period as     (Excluding Taxes)  1,180.00   14,160.00
  Certificate)     noted above.          ---------------------------------------
 |_| YES  |_| NO                          EFFECTIVE DATES   02-13-98    02-12-99
-----------------                        ---------------------------------------

Offer and Acceptance - This Proposal and Agreement is subject to Terms and Conditions on the reverse side.

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AGREED TO P.O. NO.                     ACCEPTED BY:

        648                            XEROX COLORGRAFX SYSTEMS, INC.
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NAME (Print or Typed)

        Donovan McNamee SR
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SIGNATURE                    DATE      BY                            DATE

/s/ Donovan McNamee          3/25/98      KATHY ROCK              3/25/98
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TITLE                                  TITLE

   CEO                                     CONTRACT COORDINATOR
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

                              HARDWARE MAINTENANCE

                              Terms and Conditions

1. Service Calls

The service prices shown on the face hereof are based upon service during the normal work day, 8:00 am. to 5:00 p.m., excluding weekends and holidays.

2. Response Time on Service Calls

The normal response time on service calls is within eight (8) business hours, excluding weekends and holidays.

3. Equipment Covered

Only Xerox ColorgrafX hereafter referred to as XCS and its equipment not older than five (5) years from the date of manufacture, and which is located within the forty-eight (48) contiguous states and Alaska, is eligible for coverage. At XCS's sole option, equipment over five (5) years from the date of manufacture may be service by XCS on a best effort time and material basis, and at then current standard service rates. Equipment which has been modified without XCS's prior written approval is not eligible for maintenance service hereunder. Only units whose installed options are covered separately hereunder are eligible for coverage. This Agreement is subject to re-negotiation in the event the Equipment is moved from the site designated hereunder.

4. Pre-Inspection

A pre-inspection of any equipment previously delivered is required for equipment to be covered under this Agreement, unless such coverage is an uninterrupted continuation of either a warranty period or a previous contract. Charges incurred for this pre-inspection, including actions required to bring the equipment within original operating specificaitons, will be invoiced by XCS to customer at XCS's then current standard service rates.

5. Responsibility of Customer

Customer shall provide, free of charge, the equipment to be serviced, required system time with ready access, adequate working space and power outlets for use by maintenance personnel, and the provisioning and disposal of supplies used for maintenance purposes.

6. Service

The maintenance services provided hereunder are as follows:

a.    Remedial maintenance, as required.

b. Preventive maintenance necessary to maintain the equipment within original operating specifications.

c.    Repair parts, on an exchange basis, as well as labor and travel charges.

d. Replacement parts used during maintenance may be Newly Manufactured or Remanufactured. Newly Manufactured parts are newly assembled parts which may contain used components which have been reprocessed to assure machine compliance with product performance and reliability specifications. Remanufactured parts are parts which have been disassembled to a predetermined standard established by XCS with defective components being replaced by new, reprocessed or used components. Before being inspected and tested to newly manufactured machine test standards, the parts will be cleaned and refinished and all retrofits deemed by XCS as field mandatory will be installed.

7. Exclusions

In addition to the service exclusions set forth in Sections 3 and 8, no maintenance services will be provided with respect to any equipment malfunctions or problems caused by or relating to any of the following:

a. Equipment not covered under this Agreement, whether manufactured by XCS or any other person.

b.    Customer software, XCS supplies software modified by Customer.

c. Abnormal operating conditions, misuse, operator error, customer's failure to perform (routine) operator maintenance as described in applicable "Operator Manual," or problems from any cause due to use of the equipment outside the operating specifications therefore.

d. Network cables and components thereof, when installed or altered by Customer or its vendor.

e.    Change of computer hardware or operating system.

8. Supplies

The selection and proper use of equipment supplies, including media, toner and inks is the customer's responsibility. XCS reserves the right to exclude from this Agreement any repairs for damage to XCS equipment primarily caused by the use of non-XCS supplies. XCS will on request, repair such damage on a best effort time and material basis, and at then current standard service rates. Xerox support policies may not apply.*

9. Terms of Agreement

The initial terms of this agreement is for a period of one year, and is renewable for additional terms of one year at then current rates unless terminated by either party through written notice at least sixty (60) days prior to the expiration. For shorter term contracts the following premiums apply at month end:

TERM               PREMIUM
1-3 mos.           Prorated rate plus 50%
4-6 mos.           Prorated rate plus 30%
7-9 mos.           Prorated rate plus 10%
10-11 mos.         Prorated rate

10. Termination

Either party may terminate this Agreement upon written notice of termination to the other in the event of a material breach to this Agreement or the Agreement whereby Customer purchased the covered Equipment and such breach remains uncured for ten (10) days following written notice of breach.

11. Payment

The service prices will be invoiced pursuant to the billing period identified on the face hereof. Payment terms are net thirty (30) days.

12. Taxes

All service prices and other charges assessed hereunder are exclusive of any state or local sales, use or any other excise tax. These taxes will be added to the invoice as applicable.

13. DISCLAIMER OF IMPLIED WARRANTIES AND LIMITATION OF LIABILITY

XCS DISCLAIMS THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. FOLLOWING THE EXPIRATION OF ANY EXPRESS WARRANTY PERTAINING TO EQUIPMENT. XCS DISCLAIMS THE IMPLIED WARRANTY OF MERCHANTABILITY.

14. LIMITATION / DISCLAIMER OF LIABILITY

EXCEPT FOR DAMAGES CAUSED BY XCS'S WILLFUL MISCONDUCT, RECKLESSNESS, OR GROSS NEGLIGENCE, THE PARTIES AGREE THAT TO THE EXTENT PERMITTED BY APPLICABLE LAW, XCS LIMITS OR DISCLAIMS LIABILITY RELATED TO THE MANUFACTURE, DELIVERY, OR USE OF THE EQUIPMENT, THE SOFTWARE AND/OR SUPPLIES USED IN CONNECTION WITH THE EQUIPMENT, OR THE PROVISION OF SERVICES FOR THE EQUIPMENT, AS FOLLOWS:

A. FOR DIRECT DAMAGES, XCS'S LIABILITY IS LIMITED TO THE GREATER OF THE AMOUNTS PAID BY THE CUSTOMER OF 10% OF THE AMOUNT REQUIRE TO BE PAID BY CUSTOMER FOR THE EQUIPMENT, SOFTWARE, SUPPLIES OR SERVICES GIVING RISE TO, OR WHICH ARE THE SUBJECT OF THE CLAIM WHETHER SUCH CLAIM ALLEGES BREACH OF CONTRACT, TORTIOUS CONDUCT INCLUDING BUT NOT LIMITED TO NEGLIGENCE OR ANY OTHER THEORY;

B. XCS DISCLAIMS LIABILITY FOR INDIRECT INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF USE, REVENUE OR PROFIT) WHETHER SUCH CLAIM ALLEGES BREACH OF CONTRACT, TORTIOUS CONDUCT INCLUDING BUT NOT LIMITED TO NEGLIGENCE, OR ANY OTHER THEORY.

15. Amendments

This agreement may be amended only by an instrument in writing executed by duly authorized representatives of both parties.

16. Governing Law

This Agreement shall be governed and construed in all respects in accordance with the laws of the State of California.

17. Entire Agreement

This Agreement constitutes the entire agreement for maintenance service between Customer and XCS. The terms and conditions shall prevail notwithstanding any variance with the terms and conditions of any order submitted by Customer.

* For units using dye sublimation or equivalent supplies a specially trained authorized service engineer must perform all maintenance. Normal response times may not always be achieved.